Exhibit 10.8

[RINGCENTRAL LETTERHEAD]

June 10, 2013

To: David Berman

Re: Offer Letter

Dear David,

It is my pleasure to offer you a full time exempt position as a member of the executive team with RingCentral, Inc., a California corporation (the “Company” or “RingCentral”), as President, reporting to me.

Your starting compensation plan will be as follows:

•	Salary. Annual gross base salary of $320,000 per year (subject to standard withholding and payroll deductions), payable semi-monthly in accordance with the Company’s payroll policies.

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MBO Performance Bonus. You shall be eligible to receive a management-by-objective (MBO) bonus in the target gross amount of seventy-five percent (75%) of your annual base salary ($240,000 per year) based on the Company’s performance against its annual board plan (and prorated for the portion of the year during which you are an employee). Your MBO bonus shall be subject to the terms and conditions of the RingCentral, Inc. Bonus Plan, which is incorporated herein by reference, and is subject to change in the discretion of the Company. All MBO performance bonuses shall be determined by the Company in its discretion, and shall be paid in accordance with the RingCentral, Inc. Bonus Plan (currently on a quarterly basis).

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Stock Options. Subject to board of directors’ approval, you will be issued 768,000 stock options (equivalent to 1.2% of the currently outstanding shares of the Company on a fully diluted basis on the date of grant). The exercise price of the stock options will be equal to the fair market value per share of the Company’s common stock on the date of grant. Your stock options shall be subject to the terms of the Company’s 2010 Equity Incentive Plan (the “2010 Plan”). Except as set forth below under “Equity Award Vesting Acceleration”, all of your stock options shall vest over a 4-year vesting schedule as follows: provided you remain an employee or consultant of the Company, 25% of the stock options shall vest on the first anniversary of the Vesting Commencement Date (i.e., your employment Start Date), and 1/48th of the stock options shall vest per month thereafter. Subject to applicable law, your stock options will be issued as incentive stock options.

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Double-Trigger Equity Award Vesting Acceleration. If the Company consummates a “Change of Control (defined below) any time after your Start Date and, (i) you are terminated by the Company for reasons other than “Cause” (as defined below), death, or disability within 60 days prior to the Change of Control and/or are not hired by the surviving / successor entity, or (ii) within 12 months after the Change of Control, your employment is terminated by the successor/surviving company for reasons other than Cause, death or disability, or you terminate your employment with the successor/surviving company for “Good Reason” (defined below), then fifty percent (50%) of your then unvested stock options and other equity awards shall immediately vest and, with respect to any stock options, be exercisable, in accordance with the RingCentral terms and conditions of the applicable equity plan and your equity award agreements under which these awards were granted.

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“Change of Control” means the occurrence of any of the following events: (A) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization after which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, fail to own at least 50% of the voting power of the surviving entity immediately following such consolidation, merger or reorganization, (B) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred, but excluding in the case of (A) and (B) (x) any consolidation or merger effected exclusively to change the domicile or state of incorporation of the Company, or (y) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted or a combination thereof, or (C) a sale, lease or other disposition of all or substantially all of the assets of the Company.

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“Cause” means any of the following: (i) fraud, misappropriation, embezzlement, breach of fiduciary duty, and conviction of a felony or any crime involving moral turpitude or dishonesty, (ii) a willful and substantial violation of your confidentiality and other agreement(s) with the Company or the Company’s corporate policies, including but not limited to the Company’s Code of Conduct or similar policy(s) described in the Company’s employee handbook, (iii) your material failure to perform your duties and responsibilities to the Company that has not been cured within ten (10) days after written notice from the Company, or (iv) your incapacity, only after the expiration of a period the length of which shall be determined by the Company’s HR Department pursuant to the then applicable sick leave policy.

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“Good Reason” means any of the following actions taken by the Company or a successor corporation or entity without your consent: (i) reduction of more than 5% of your overall compensation (it being agreed that your failure to achieve or be paid any target MBO bonus does not constitute a 5% reduction of your overall compensation); (ii) material reduction in your duties; (iii) relocation of your principal place of employment to a place greater than 45 miles from the Company’s then-principal executive offices. For clarification and the avoidance of doubt, a “material reduction in your duties” shall not be deemed to occur because you are offered employment with and/or are working for a division or subsidiary of the successor-company or acquirer as President (or COO) of such a division or subsidiary (or, if such division or subsidiary does not have a President (or COO), you are offered employment with and/or are working as the most senior operations person of such division or subsidiary) following the Change of Control.

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Benefits. You will be eligible to participate in the Company’s standard health and benefits plans and vacation in accordance with the Company’s policies, which may be amended from time to time. When you begin employment, you will be provided with a complete description of these Company policies, and you will be required to sign the Company’s standard HR and administrative forms to be eligible to receive such benefits.

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Severance. Notwithstanding anything to the contrary contained herein, in the event of an involuntary termination of your employment by the Company other than for “Cause” or voluntary termination for Good Reason you will be entitled to severance compensation equal to (x) your then-current monthly base salary multiplied by (y) the number of full months of your employment from the Start Date through the termination date (with such number of months capped at six (6) months) (such number of months, the “Severance Period”). All severance shall be payable in semi-monthly installments in accordance with the Company’s payroll procedures during the Severance Period. In addition upon an involuntary termination other than for “Cause” or voluntary termination for Good Reason, during the Severance Period, the Company will pay you the cost of premiums for you and your dependents under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

The receipt of any severance or equity acceleration benefits under this letter is subject to you signing and not revoking a general release of claims in a form reasonably acceptable to the Company and in a manner that is otherwise consistent with the terms of this letter and imposes no material obligations on you other than a general release of claims and non-disparagement (the “Release”); provided that such Release is effective within sixty (60) days following your termination of employment or such shorter period specified in the Release (the “Release Deadline”). No severance payment will be made and no equity acceleration will occur until the Release becomes effective. If the Release is not effective by the Release Deadline, you forfeit your right to any severance benefits and equity acceleration benefits under the letter. Subject to any payment delay necessary to comply with Section 409A (as defined below), your benefits under this letter that would be considered Deferred Compensation (as defined below) will be paid on, or, in the case of installments, will not commence until, the sixty-first (61st) day following your separation from service. If you die before all amounts have been paid, such unpaid amounts will be paid to your designated beneficiary, if living, or otherwise to your personal representative in a lump-sum payment (less any withholding taxes) as soon as possible following your death.

It is the intent of this letter that all payments and benefits hereunder comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder and any applicable state law requirements (“Section 409A”) so that none of the payments and benefits to be provided under this letter will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. Each payment and benefit payable under this letter is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. You and the Company agree to work together in good faith to consider amendments to this letter and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A. Notwithstanding anything to the contrary in this letter, no separation pay or benefits to be paid or provided to you, if any, pursuant to this letter that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, “Deferred Compensation”) or otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be paid or otherwise provided until you have a “separation from service” within the meaning of Section 409A. Further, if at the time of your termination of employment, you are a “specified employee” within the meaning of Section 409A, payment of such Deferred Compensation will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that you will receive payment on the first payroll date that occurs on or after the date that is six (6) months and one (1) day following your termination of employment, or your death, if earlier (the “Six-Month Delay”). All subsequent Deferred Compensation, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if you die following your termination but prior to the six (6) month anniversary of your termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of your death and all other Deferred Compensation will be payable in accordance with the payment schedule applicable to each payment or benefit.

As a condition of your employment, you will be required to sign and be bound by our standard employee invention assignment and confidentiality agreement (“PIIA”).

For purposes of federal immigration law, you may be required to provide to us documentary evidence of your identity and eligibility for employment in the United States. You must provide such documentation to us within three (3) business days of request as a condition of this offer and of your employment. Your failure to comply with this condition gives us the right to immediately terminate our employment relationship with you.

Your continual employment with the Company at all times is strictly “at will.” This means that you may terminate your employment with the Company at any time and for any reason whatsoever, simply by notifying the company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. Subject to applicable state and federal law and the severance payments and acceleration provisions set forth in this offer letter, in the case of any termination, the Company is under no obligation to pay you any severance and the Company shall have no outstanding obligations to you except your right to exercise your then-currently vested stock options in accordance with the applicable equity plan. This at-will employment relationship cannot be changed except in writing, signed by the Chief Executive Officer or General Counsel of the Company.

In the unlikely event of a dispute between Company and you arising out of or related to your employment, including any matter related to the stock options or the termination of your employment for any reason whatsoever, we and you each agree to submit our dispute to binding arbitration in the County of San Mateo, California under the Federal Arbitration Act if we are unable to resolve the dispute after meeting and conferring in good faith within 45 days. This means that there will be no court or jury trial of disputes between us concerning your employment or the termination of your employment. To the extent any such prospective arbitration concerns claims arising out of your employment with the Company, the Company will pay all of the arbitration costs. While this agreement to arbitrate is intended to be broad (and covers, for example, claims under state and federal laws prohibiting discrimination on the basis of race, sex, age, disability, family leave, etc.), it is not applicable to your rights under the California Workers’ Compensation Law, which are governed under the special provisions of that law, or to enforcement of the attached agreement concerning confidential information and ownership of inventions.

Your employment start date shall be June 10, 2013 (the “Start Date”) unless otherwise mutually agreed by the parties in writing.

To accept the letter, please sign in the space indicated below and return it to our General Counsel (Fax: (650) 472-4071). Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter.

I really look forward to working with you. We have high hopes that you will contribute in a very tangible and visible manner to our continued success.

Sincerely,	ACCEPTED

/s/ Vlad Shmunis Vlad Shmunis	/s/ David Berman David Berman
Chief Executive Officer
RingCentral, Inc.	Date: 6/10/13